Exhibit 10.16

June 20, 2005

PRIVATE AND CONFIDENTIAL

International Microcomputer Software, Inc.
100 Rowland Way
Novato, CA 94945

Attention: Martin Wade, CEO

Martin:

This letter agreement (the “Agreement”) confirms our understanding that International Microcomputer Software, Inc. (the “Company”) has engaged Baytree Capital Associates, LLC (“Baytree”) to act as its exclusive financial advisor with respect to the merger, consolidation or any other business combination, of the Company with America’s Media, Inc. (“AM”) in one or a series of transactions, involving a substantial amount of the business, securities or assets of the Company (the “Transaction”).

As discussed, we propose to undertake certain services on your behalf, to the extent requested by you, which shall consist of the following: (i) assisting you in analyzing the Company’s operations and future prospects both without the Transaction and pro forma for the Transaction; (ii) assisting you in conducting due diligence on AM; (iii) negotiating the financial aspects of the Transaction under your guidance; and (iv) reviewing and aiding in the preparation of all documentation related to the Transaction.

As compensation for the services to be provided by Baytree hereunder, the Company agrees to pay to Baytree five percent (5.0%) of the aggregate value of the consideration issued to AM at the Closing of the Transaction, with such consideration to be in the same form as that paid to AM. In addition, the Company agrees to pay to Baytree for ongoing consulting services one (1.0) million shares of the Company’s common stock with such consulting services to be rendered by Baytree through June 30, 2008. Further, upon the request of Baytree, the Company agrees to reimburse Baytree for all out-of-pocket expenses incurred by Baytree in connection with its engagement hereunder, whether or not a Transaction is consummated. As Baytree will be acting on your behalf, the Company agrees to the indemnification and other obligations set forth in Schedule I attached hereto, which Schedule is an integral part hereof.

The Company shall make available to Baytree all financial and other information concerning its business and operations that Baytree reasonably requests as well as any other information relating to the Transaction prepared by the Company or any of its other advisors. In performing its services hereunder, Baytree shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Company or its advisors.

Any advice, written or oral, provided by Baytree pursuant to this Agreement will be treated by the Company as confidential, and will not be reproduced, summarized, described or referred to, or furnished to any other party, except in each case with our prior written consent.

This Agreement may be terminated by either the Company or Baytree upon receipt of written notice to that effect by the other party. Upon any termination of this Agreement, Baytree will be entitled to prompt payment of all fees accrued prior to such termination, and reimbursement of all out-of-pocket expenses as described above. In addition, if at any time prior to twelve (12) months after the termination by the Company of this Agreement, the Transaction is consummated, Baytree will be entitled to payment in full of the compensation described above. The indemnity and other provisions contained in Schedule I will also remain operative and in full force and effect regardless of any termination of this Agreement.

The Company acknowledges and agrees that Baytree has been retained solely to provide the advice or services set forth in this Agreement. Baytree shall act as an independent contractor, and any duties of Baytree arising out of its engagement hereunder shall be owed solely to the Company.

This Agreement shall be binding upon and inure to the benefit of the Company, Baytree, each Indemnified Person (as defined in Schedule I) and their respective successors and assigns.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

If any term, provision, covenant or restriction contained in this Agreement, including Schedule I, is held by a court of competent jurisdiction or other authority to be invalid, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this letter attached hereto, whereupon it shall be our binding Agreement.

Very truly yours,

BAYTREE CAPITAL ASSOCIATES, LLC

By:___________________________
Michael Gardner
Chairman and CEO

Accepted and agreed to this 20th day of June, 2005

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

By:______________________________
Martin Wade
Chief Executive Officer

SCHEDULE I

This Schedule I is a part of and is incorporated into that certain letter agreement (together, the “Agreement”), dated June 20, 2005, by and between International Microcomputer Software, Inc. (the “Company”) and Baytree Capital Associates, LLC (“Baytree”).

The Company agrees to indemnify and hold harmless Baytree and its affiliates (Baytree and each such entity or person, an “Indemnified Person”) from and against any owes, claims, damages, costs and other liabilities (collectively “Liabilities”), and will reimburse each indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, “Expenses”) as they are incurred in investigating, preparing, pursuing or defending any claim, or (collectively, “Actions”), arising out of or in connection with advice or services rendered pursuant to this Agreement. However, the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct.

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing. The Company shall, if requested by Baytree, assume the defense of any such Action including the employment of counsel reasonably satisfactory to Baytree. Any Indemnified Person shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action include such Indemnified Person and the Company, and such Indemnified Person shall have legal defenses available to it which are different from those available to the Company.

The reimbursement and indemnity obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person’s services under or in connection with, this Agreement.